UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2007

____________________

CepTor Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	333-105793	11-2897392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 462 Seventh Avenue, Suite 1200, New York, New York 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 629-0804

  200 International Circle, Suite 5100, Hunt Valley, Maryland  21030
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On February 1, 2007, the Board of Directors of CepTor Corporation (the “Company”) approved, subject to execution of a definitive engagement letter, the retention of Bernstein & Pinchuk, LLP, certified public accountants (the “Accountant”) to serve as its independent registered public accounting firm. The Accountant replaces Marcum & Kliegman LLP (“M&K”), which was dismissed by the Company, upon the approval of its Board of Directors, as its independent registered public accounting firm as of February 1, 2007.

During the term of M&K’s engagement and through the date of this Report, there have been no disagreements between the Company and M&K on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which, if not resolved to the satisfaction of M&K, would have caused M&K to make reference to the subject matter in connection with their report on the Company’s financial statements for the years ended December 31, 2004 and 2005. In addition, except as set forth below, there were no reportable events, as listed in Item 304(a)(1)(iv) of Regulation S-B.

During the last two completed fiscal years and the interim period through February 1, 2007, neither the Company nor anyone on its behalf has consulted the Accountant regarding (i) either: the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements; as such, no written or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or reportable event with M&K, as there were none.

M&K’s reports on the financial statements of the Company for the years ended December 31, 2005 and December 31, 2004 do not contain an adverse opinion or disclaimer of opinion other than as set forth in the next sentence. For the fiscal year ended December 31, 2005, M&K’s report on the financials statements contains an expression of substantial doubt as to the Company’s ability to continue as a going concern.

M&K, prior to its dismissal, advised the Company that information came to its attention that if further investigated might cause it to conclude that an amendment and/or restatement of its June 30, 2006 financial statements may be required. Specifically, a question arose as to the Company’s triggering of certain cross default provisions on its debt instruments by failing to repay a note which matured in July 2006. If it is determined that such default had not been waived, the Company may be required to present substantially all of its debt obligations as current liabilities in its June 30, 2006 balance sheet and make certain related disclosures. In addition, the Company was in the process of responding to an SEC comment letter dated November 20, 2006 which response was submitted on February 8, 2007, but had not yet been finalized at the time of M&K’s dismissal. M&K advised the Company that due to its dismissal, it did not have the opportunity to evaluate the SEC’s comments and was therefore unable to conclude as to whether any such comments contained in the letter could have an impact on previously reported financial statements or financial statements of any interim periods preceding the date of M&K’s dismissal.

M&K also previously advised the Company that it identified certain matters that it believes constitute material weaknesses in its internal controls over its financial reporting. One such material weakness relates to the Company’s ability to ensure that its accounting for equity based transactions was accurate and complete. In addition, M&K advised the Company that its finance department was understaffed and therefore lacked segregation of duties.

The Company provided M&K with a copy of this revised disclosure on March 15, 2007, providing M&K with the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respect in which M&K does not agree with the statements contained herein. A copy of M&K’s letter is attached hereto as Exhibit 16.

Item 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

(a) On March 15, 2007, the Company’s Board of Directors concluded that the Company’s June 30, 2006 balance sheet as contained in the Form 10-QSB filed with the Commission on September 5, 2006 should no longer be relied upon because of an error in such balance sheet. Specifically, a question has arisen as to the Company’s triggering of certain cross default provisions on its debt instruments by failing to repay a note which matured in July 2006. It has been determined that such default had not been waived by 100% of the holders. Accordingly, the Company is required to present substantially all of its debt obligations as current liabilities in its June 30, 2006 balance sheet and make certain related disclosures. The Company’s Board of Directors has discussed with its former independent accountant the matters disclosed in the filing pursuant to this Item 4.02(a).

The Company intends to file a form 10QSB/A with a corrected balance sheet and disclosures explaining the nature of defaults as soon as practicable.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
16	Letter from Marcum & Kliegman LLP dated March 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTOR CORPORATION

Date: March 15, 2007	By:	/s/ Howard Becker
Howard Becker, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
16	Letter from Marcum & Kliegman LLP dated March 15 , 2007